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EXHIBIT 99.1

AT EPIX MEDICAL
Peyton Marshall, CFO
Sydney Barrett, Investor Relations Manager
(617) 250-6012

FOR IMMEDIATE RELEASE
February 17, 2004

EPIX REPORTS YEAR-END AND FOURTH QUARTER RESULTS FOR 2003

        CAMBRIDGE, MA, February 17, 2004—EPIX Medical, Inc. (Nasdaq: EPIX), a developer of pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the full year and the fourth quarter ended December 31, 2003.

        Financial highlights for the year ended December 31, 2003 included:

  •
  Net loss of $20.8 million, or $1.09 per share, in 2003 compared to a net loss of $22.2 million, or $1.31 per share, in 2002.

  •
  Revenues of $13.5 million in 2003 compared to $12.3 million in 2002. The increase in revenues was primarily due to higher product development revenue related to the collaboration agreements signed in May 2003 with Schering AG for EP-2104R and for MRI research and to higher royalties from Bracco. The increase in revenues was partly offset by lower product development revenue from MS-325, resulting from the completion of the Phase III clinical trial program and increased offsets against revenue resulting from higher spending on MS-325 by Schering.

  •
  Total operating expenses for the year ended December 31, 2003 were $34.6 million compared to $35.1 million for 2002. The decrease resulted primarily from lower research and development expenses related to MS-325 and EP-2104R, partly offset by higher research and development cost for MRI research and increased G&A expenses.

        Financial highlights for the quarter ended December 31, 2003 included:

  •
  For the fourth quarter of 2003, EPIX reported a net loss of $8.4 million, or $0.39 per share, compared to a net loss of $5.3 million, or $0.31 per share, for the fourth quarter of 2002.

  •
  Fourth quarter revenues for the Company were $2.3 million in 2003 compared to $3.7 million in 2002. The decrease in revenues was primarily attributed to lower product development revenue from MS-325 resulting from the completion of the Phase III clinical trial program and an increase in amounts netted against EPIX' product development revenues arising from higher spending on MS-325 by Schering. This was partly offset by higher product development revenue attributed to the collaboration agreements for EP-2104R and MRI joint research.

  •
  Total operating expenses for the fourth quarter of 2003 were $10.9 million as compared to $9.2 million for 2002. The increase resulted primarily from higher research and development expenses related to the intellectual property agreement entered into with an individual inventor. This increase was partly offset by lower research and development related to MS-325 activities.

        At December 31, 2003 cash, cash equivalents and marketable securities were $80.0 million. Shares outstanding as of December 31, 2003 were 22.3 million.

        Operating highlights of the past year at EPIX included:

  •
  Announcement of the results of the second of the four Phase III trials of MS-325-enhanced magnetic resonance angiography (MRA) in the aortoiliac vascular bed at the European Congress of Radiology in March, 2003. The trial met its primary endpoints.

  •
  Announcement in March, 2003 of the selection of EP-2104R for clinical development. EP-2104R is an imaging agent specifically designed to enable detection of thrombus, or blood clots, in humans using MRI. EPIX expects to enter human trials with this contrast agent in 2004.

  •
  Announcement in May, 2003 of a broad alliance with Schering AG (FSE: SCH, NYSE: SHR) for the discovery, development and commercialization of novel molecularly-targeted contrast agents for magnetic resonance imaging (MRI). The alliance is comprised of an exclusive development and commercialization collaboration agreement for EP-2104R, and an exclusive research collaboration to discover novel compounds for MRI.

  •
  Announcement of the results of the third and fourth Phase III trials of MS-325-enhanced MRA, in the renal and pedal arteries, in conjunction with the International Society of Magnetic Resonance Medicine meeting in July, 2003. Both trials met their primary endpoints.

  •
  Announcement in November, 2003, of positive results from a trial conducted in patients with renal-impairment. MS-325 appears safe and well tolerated in patients with varying degrees of renal impairment, including those requiring dialysis, and had no adverse effect on renal function.

  •
  Announcement in December, 2003, that EPIX had submitted the MS-325 New Drug Application (NDA) to the FDA. In a separate release today, EPIX announced that the FDA has accepted the MS-325 NDA for filing.

        EPIX Chief Executive Officer, Michael D. Webb, commented, "We made significant progress in 2003. We are pleased that the FDA has accepted our NDA for filing, and we look forward to constructive dialog with the FDA during the review process. EPIX is working closely with Schering AG, our sales and marketing partner, to be ready for MS-325 launch following approval. We believe that when MS-325 is available, the ease of use, consistency of results, minimal invasiveness and reduced costs of an MS-325 MR angiogram versus a diagnostic X-ray angiogram, will represent a significant clinical advance in managing patients with vascular disease."

        EPIX will hold a conference call and live webcast to discuss these full year 2003 financial results at 4:30 pm EST today. Michael D. Webb, Chief Executive Officer, will host the call, along with Chief Financial Officer Peyton J. Marshall. Dial-in number for the EPIX conference call is 888-464-7607. A recording of this call will be available from 7:00 pm on February 17 through Friday, February 20, at 800-642-1687, reservation code 5468196. The call is being webcast by CCBN. The press release and the conference call webcast can also be found on the EPIX website at www.epixmed.com. An archived version will be available on the EPIX website two hours after the live webcast.

        EPIX Medical, based in Cambridge, MA, is a pharmaceutical company specializing in the discovery and development of targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company, a worldwide leader in the field, is partnered with Schering AG for development and global marketing of MS-325. EPIX is also collaborating with Schering AG on the development of its second drug candidate, EP-2104R, for detecting blood clots throughout the body using MRI, and the companies have established a research partnership for the discovery of additional novel drugs for use with MRI. For the latest EPIX news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

        This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

EPIX Medical, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2002
Revenues
Product development revenue	$9,534	$8,716
Royalty revenue	2,398	1,560
License fee revenue	1,593	1,993

Total revenues	13,525	12,269

Operating Expenses:
Research and development	28,024	29,084
General and administrative	6,584	6,001

Total operating expenses	34,608	35,085

Operating loss	(21,083)	(22,816)
Other income, net	368	719

Loss before provision for income taxes	(20,715)	(22,097)
Provision for income taxes	80	94

Net loss	$(20,795)	$(22,191)

Net loss per share	$(1.09)	$(1.31)

Weighted average shares	19,056	16,878

	Three Months Ended December 31,
	2003	2002
Revenues:
Product development revenue	$1,375	$2,733
Royalty revenue	615	509
License fee revenue	299	469

Total revenues	2,289	3,711

Operating Expenses:
Research and development	9,122	7,704
General and administrative	1,742	1,499

Total operating expenses	10,864	9,203

Operating loss	(8,575)	(5,492)
Other income, net	224	204

Loss before provision for income taxes	(8,351)	(5,288)
Provision for income taxes	11	30

Net loss	$(8,362)	$(5,318)

Net loss per share	$(0.39)	$(0.31)

Weighted average shares	22,126	17,062

	December 31,
	Actual 2003	Actual 2002
Assets:
Cash, cash equivalents and available-for-sales marketable securities	$79,958	$28,112
Other current assets	440	691
Property and equipment, net	1,413	1,293
Other assets	64	59

Total assets	$81,875	$30,155

Liabilities and stockholders' (deficit) equity:
Accounts payable and accrued expenses	$9,797	$8,298
Other current liabilities	13,590	8,141
Long-term liabilities	4,331	7,829
Stockholders' (deficit) equity	54,157	5,887

Total liabilities and stockholders' (deficit) equity	$81,875	$30,155

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EPIX Medical, Inc. Condensed Statements of Operations (Unaudited) (In thousands, except per share amounts)